UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Global Cash Access Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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GLOBAL CASH ACCESS HOLDINGS, INC. Annual Stockholder Meeting: April 30, 2009 Record Date: March 13, 2009 All stockholders were previously mailed proxy materials for this meeting. Your Board of Directors is recommending that all stockholders vote in favor of all proposals on the ballot for this meeting. We are filing this presentation in order to clarify the purpose behind proposal #3 on the ballot.

Proposal 3 Proposal 3 seeks stockholder approval to amend the Company's Certificate of Incorporation. This amendment will allow the Company to redeem shares of its capital stock that are owned by stockholders that are found to be unsuitable stockholders for gaming regulatory purposes.

Proposal 3: Gaming Regulatory Compliance The Company requires gaming regulatory approvals in several of the jurisdictions in which it operates. Gaming regulatory authorities can require stockholders to make filings, be investigated or be subject to determinations of suitability. To obtain and maintain the Company's gaming regulatory approvals, no stockholders may be persons deemed unsuitable by gaming regulatory authorities. If any of the Company's stockholders are deemed unsuitable, the Company may lose or be unable to obtain gaming regulatory approvals that are required to operate.

Proposal 3: Redemption of Unsuitable Stockholders To preserve their gaming regulatory compliance, many companies that provide services to gaming establishments include provisions in their corporate charters to provide a means by which the company can divest unsuitable stockholders of their ownership interests. To preserve the Company's gaming regulatory compliance, the Board of Directors has approved the amendment of the Company's Certificate of Incorporation to provide the Company with the unilateral right to redeem shares of its stock held by an unsuitable person.

Proposal 3: Redemption Provision Mechanics Unsuitable Person: stockholder whose ownership of shares or failure to make application to seek licensure or otherwise comply with gaming regulatory requirements will result in the Company losing a gaming license, being unable to reinstate a prior gaming license or being unable to obtain a new gaming license. Redemption Price: average closing sales price per share (assuming publicly traded) during the 30-day trading period immediately preceding the date of the redemption notice, unless a gaming regulatory authority requires that a different price be paid. Form of Payment: cash, promissory note (unsecured, 5-year term, annually compounded interest at prime rate on the redemption date) or both. No Voting: after delivery of a redemption notice, no shares held by an unsuitable person may be voted.

Vote "For" Proposal 3 Without the ability to redeem unsuitable stockholders, the Company may lose or not be granted gaming regulatory approvals that are necessary to operate. Redemption provisions like Proposal 3 are not uncommon in the gaming industry (e.g., Wynn Resorts, Station Casinos, Harrah's Entertainment, Bally Technologies, and Pinnacle Entertainment). Vote "FOR" Proposal 3.

Questions? If you have any questions, please call: George W. Gresham Chief Financial Officer, Principal Accounting Officer and Executive Vice President (800) 833-7110 Or our Proxy Solicitor: Georgeson Inc. William P. Fiske Senior Managing Director (212) 440-9800

Additional Information and Where to Find it

Global Cash Access Holdings, Inc. (the “Company”) has filed a definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission (the “Commission”) relating to a solicitation of proxies from the Company’s stockholders in connection with its annual meeting of stockholders and the approval of proposals set forth therein. All investors and security holders are advised to read the Proxy Statement in its entirety, because it contains important information regarding the Company and the proposals. The Company has mailed the definitive Proxy Statement to its stockholders. Investors and security holders may obtain a free copy of the definitive Proxy Statement and other documents filed by the Company with the Commission at the Commission’s web site at http://www.sec.gov.